EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.427.1385
Email:        jennifer@spotlightmarcom.com

STEADFAST APARTMENT REIT APPROVES
NEW ESTIMATED VALUE PER SHARE OF $15.23 PER SHARE
IRVINE, Calif., Apr. 20, 2020 - Steadfast Apartment REIT, Inc. (STAR) announced today the determination of an estimated value per share of the company’s common stock of $15.23 as of March 6, 2020.
The board of directors of STAR determined the estimated value per share as of March 6, 2020 to take into account the mergers of Steadfast Income REIT, Inc. (SIR) and Steadfast Apartment REIT III, Inc. (STAR III) with STAR. Each merger closed on March 6, 2020. The estimated value per share as of March 6, 2020 was determined by STAR’s board of directors after reviewing property-level and aggregate valuation analyses conducted by independent, third-party firms on STAR’s 70 apartment community properties (using the appraised values of 67 properties, the acquisition price of two properties acquired after December 31, 2019, and the cost basis of one property held for development) and the estimated value of an investment in an unconsolidated joint venture plus cash and other assets, less the estimated value of outstanding mortgage debt and other liabilities, divided by the number of shares issued and outstanding on an adjusted fully diluted basis.
Although there was a decrease in the overall estimated value per share, the aggregate real estate value of STAR’s same-store portfolio, including current properties owned by STAR as of December 31, 2018, the calculation date of the last estimated value per share, increased by approximately $100.3 million. Properties owned by each of SIR and STAR III during the same period also increased, in the aggregate, by approximately $65.7 million. These increases in real estate value, however, were offset by other impacts associated with the acquisition by STAR of $1.5 billion in gross real estate value and th

e assumption of $795 million in indebtedness in the mergers, transaction costs incurred in connection with the mergers, reinvestment in properties in the form of capital expenditures and a change in the fair value of debt.
“The increase in real estate values is a continued validation of our investment thesis focused on moderate income apartments,” said Ella Neyland, president of Steadfast Apartment REIT. “As we deal with the current COVID-19 crisis, we believe we have invested in the type of housing working America needs that will be beneficial for our investors in the long-run.”
STAR’s board of directors engaged CBRE Capital Advisors, Inc. (CBRE Cap), a FINRA registered broker-dealer firm that specializes in providing real estate financial services, to provide a calculation of the range for the estimated value per share of STAR’s common stock as of March 6, 2020. CBRE Cap based this range upon the appraisals of STAR’s real estate properties performed by CBRE, Inc.’s Valuation and Advisory Services group, which is an affiliate of CBRE Cap and an independent third-party appraisal firm. Neither CBRE Cap nor CBRE, Inc’s Valuation and Advisory Services group is responsible for the determination of the estimated value per share of STAR’s common stock.
The table below sets forth the components of the estimated value per share as of March 6, 2020 and December 31, 2018:

	Estimated Value as of		Estimated Value Per Share as of
	March 6, 2020	December 31, 2018	March 6, 2020	December 31, 2018
Real estate properties	$3,445,935,000	$1,827,610,000	$31.64	$35.33
Cash	277,776,798	72,738,775	2.55	1.41
Investment in unconsolidated joint venture	21,500,000	—	0.20	—
Other assets	22,521,376	4,760,131	0.21	0.09
Mortgage debt	(2,025,630,964)	(1,042,358,884)	(18.60)	(20.15)
Other liabilities	(83,207,178)	(37,994,945)	(0.77)	(0.74)
Incentive fee	—	(5,218,160)	—	(0.10)
Estimated value per share	$1,658,895,032	$819,536,917	$15.23	$15.84

About Steadfast Apartment REIT
Steadfast Apartment REIT has invested more than $3.22 billion in 70 apartment communities (including one property held for development) in 14 states. Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, the impact of the ongoing COVID-19 pandemic on the company’s residents, employees and results of operations; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of the company; and other factors, including those set forth in the Risk Factors section of the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), and other reports filed by the company with the SEC, copies of which are available on the SEC’s website, www.sec.gov. STAR undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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